SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Mackenzie Investment Management Inc.

(Name of Registrant as Specified In Its Charter)

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On August 29, 2002, Mackenzie Investment Management Inc. (the “Company”) issued a press release announcing that it has entered into an agreement with Waddell & Reed Financial, Inc. respecting the sale of the Company. A copy of the press release issued by the Company on August 29, 2002, is set forth below.

AVAILABILITY OF PROXY STATEMENT

The Company plans to file and mail to its stockholders a proxy statement containing information about the Company, the sale and related matters. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the proxy statement (when available), as well as other relevant filings containing information about the Company, from the Securities and Exchange Commission’s website at www.sec.gov. Copies of the proxy statement, when available, and other filings of the Company will also be available to stockholders by directing a request to Mackenzie Investment Management Inc., 925 South Federal Highway, Suite 600, Boca Raton, FL 33432, Attention: Chief Financial Officer (telephone number (561) 393-8900).

The Company, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the transaction. Information about the directors and executive officers of the Company and their ownership of Company shares is set forth in the proxy statement for the Company’s 2002 annual meeting of stockholders, filed with the SEC on July 29, 2002. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the sale when it becomes available.

Set forth below is the full text of the August 29, 2002 press release:

For Immediate Release

Mackenzie Investment Management Inc., manager of the Ivy Funds, to be sold to Waddell & Reed

Boca Raton, Florida — August 29, 2002 — Mackenzie Financial Corporation (“Mackenzie”), and its majority-owned subsidiary Mackenzie Investment Management Inc. (“MIMI”) (TSX:MCI), advisor to the Ivy Funds in the U.S., today announced they have entered into an agreement with Kansas City-based Waddell & Reed Financial, Inc. (“Waddell & Reed”) respecting the sale of MIMI. The total value of the transaction is U.S. $74 million subject to price adjustments based on the value of certain MIMI fund assets and MIMI’s working capital at closing.

On a per share basis the transaction is estimated at U.S. $4.05 based on the recent range of MIMI fund assets and MIMI’s working capital. The $4.05 per share price has been established as the minimum price for public shareholders. This represents a premium of 24 per cent over the 20 trading days up to and including August 27, 2002 and a 23 per cent premium over the average of the closing bid and ask price on August 27, 2002.

Under all circumstances, MIMI’s public shareholders will receive proceeds per share equal to or greater than the proceeds paid to Mackenzie. The closing of the transaction is expected to take place in December 2002 and is conditional upon various closing conditions including approvals by the Board of Trustees and the investors of U.S. Ivy Funds, MIMI shareholders, and all regulatory approvals. The Board of Directors of MIMI unanimously approved the agreement.

Under the agreement, Waddell & Reed will acquire MIMI’s entire operation including Ivy Management, Inc. and Ivy Mackenzie Distributors, Inc., and will be responsible for investment management and distribution of the 16 Ivy Funds representing approximately U.S. $756 million assets under management as at July 31, 2002.

“We entered into discussions with Waddell & Reed after a very careful examination of the opportunities for growth for MIMI and the Ivy Funds,” said Keith Carlson, president and CEO, MIMI. “We are very excited about this transaction and the ability to join forces with Waddell & Reed. They are an outstanding firm with a proven track record.”

Waddell & Reed is recognized as a mutual fund leader in the United States and has been ranked among the top-ten mutual fund companies by performance over ten years by Barron’s in its annual rankings. The firm has been in operation for 65 years and manages more than $29.1 billion in assets for 661,700 clients. According to Morningstar, as of June 30, 2002, 73 per cent of Waddell & Reed’s equity funds, representing 82 per cent of equity assets under management, had 4- or 5-star ratings.

“The transaction provides an all-cash offer to our shareholders that is very attractive,” said Carlson. “And, Ivy Funds investors gain access to a firm with substantial scale and equity investment capabilities, as well as a significant history and presence in the marketplace.”

“These transactions bring multiple benefits to Waddell & Reed, including substantial subadvisory assets and future subadvisory opportunities in Canada; broad U.S. retail distribution that will enhance our U.S. nonproprietary sales efforts, and investment management resources that will enrich our already deep team,” said Keith A. Tucker, chairman and CEO of Waddell & Reed Financial, Inc.

Mackenzie Financial Services Inc. in Canada will also retain Waddell & Reed to advise on selected Mackenzie Universal Funds offered in Canada where Waddell & Reed has demonstrated expertise within those investment areas. Further details regarding these changes will be announced by the end of October, 2002.

With respect to MIMI’s U.S. business, Waddell & Reed said it expects to maintain the Ivy Fund brand and use it for U.S. retail non-proprietary load fund distribution, including existing Ivy Funds and future funds subadvised by Waddell & Reed and its affiliates using the Ivy brand. In addition, Waddell & Reed said it expects to align MIMI’s investment management function with its own and to combine Waddell & Reed’s non-proprietary sales team with MIMI’s wholesaling team in order to market Waddell & Reed’s Funds, Waddell & Reed Advisors Funds and the Ivy Funds together in the United States.

Terms of the Transaction for MIMI shareholders

In connection with the proposed sale of MIMI to Waddell & Reed, MIMI will adopt a Plan of Dissolution subject to shareholder approval. As a result of the dissolution and the sale of the MIMI business to Waddell &Reed, MIMI shareholders will receive cash for their shares.

Under the agreement, the purchase price is U.S. $74 million plus or minus purchase price adjustments based on the value of certain MIMI fund assets and MIMI’s working capital at closing. Based on the recent range of MIMI’s fund assets and MIMI’s working capital, the adjustments would result in a price of U.S. $4.05 per share, which has been set as the minimum price per share for public shareholders. These adjustments include an adjustment to the purchase price, up or down, to the extent US-based Ivy Fund assets under management at closing are greater than or less than U.S. $760 million, and an adjustment to the purchase price, up or down, to the extent excess working capital as determined at closing differs from U.S. $44 million.

The purchase price will be adjusted by 1.9 percent of U.S. Ivy Fund assets under management at closing to the extent they are higher or lower than U.S. $760 million subject to a greater percentage adjustment downward if assets fall below U.S. $500 million by the date of closing.

MIMI’s public shareholders will be entitled to their pro rata share of any positive adjustments at closing or after closing. MIMI’s public shareholders will not be subject to any negative adjustments that occur at or after closing and will be entitled to a minimum cash price of U.S. $4.05 per share. Mackenzie will solely bear the risk of any negative adjustments and has agreed to be solely responsible for all indemnification obligations to Waddell & Reed.

Under all circumstances, MIMI’s public shareholders will receive proceeds per share equal to or greater than the proceeds paid to Mackenzie. MIMI’s public shareholders hold approximately 14.3 per cent of the total issued shares or approximately 2,667,640 shares.

Putnam Lovell NBF, financial advisor to MIMI, has delivered an opinion to the Board of Directors of MIMI that the consideration is fair from a financial point of view to MIMI shareholders. Furthermore, the consideration received by the public shareholders is fair from a financial point of view to such shareholders.

Proxies containing further details of the transaction will be mailed to the company’s Ivy Funds investors and to MIMI shareholders during September.

Waddell & Reed, Inc.

Waddell & Reed, Inc. is a subsidiary of Waddell & Reed Financial, Inc. (NYSE: WDR). Waddell & Reed Financial, Inc., through its subsidiaries, provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor and Waddell & Reed, Inc. serves as principal underwriter and distributor of the Waddell & Reed Advisors Funds, Waddell & Reed Funds, Inc., Waddell & Reed Target Funds, Inc. and the Waddell & Reed InvestEd Portfolios, Inc. As of June 30, 2002, the company had approximately 2 million retail accounts and assets under management of nearly $29.1 billion, including both mutual fund and institutional assets. It distributes its funds primarily through approximately 3,200 proprietary financial advisors operating from more than 250 offices nationwide. For more complete information regarding any of the mutual funds offered by Waddell & Reed, including charges and expenses, please request a prospectus by calling 1-888-WADDELL, or visit www.waddell.com.

Mackenzie Investment Management Inc. and Ivy Funds

Mackenzie Investment Management Inc. and its subsidiaries trace their roots back to 1960. Ivy Management, Inc., is the subsidiary of MIMI that provides investment advisory services and has grown to become a recognized and well-respected money manager in the United States. Managing over $2 billion, MIMI is a public company listed on the Toronto Stock Exchange under the symbol MCI and is a majority-owned subsidiary of Mackenzie Financial Corporation, headquartered in Toronto Canada. MIMI manages domestic, global and international mutual funds for investors in the U.S., UK and Canada. Ivy Funds are distributed by Ivy Mackenzie Distributors, Inc. and are available through financial advisors and the major fund supermarkets.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, results of adverse litigation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the company, and other risks as set out in the reports we have filed with the SEC. Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
Bruce MacLellan or Kim Race
Environics Communications Inc.
416-920-9000 ext. 219 or 255